ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

NEW FOUND SHRIMP, INC.

Document Number P12000058621

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of New Found Shrimp, Inc., a Florida corporation, hereby certifies that the following Amendment to the Corporation’s Articles of Incorporation has been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on April 7, 2014 with each director of the Company waiving notice of the meeting.

ARTICLE I

Corporate Name

The name of this corporation is Innovate Building Systems, Inc. (the “Corporation”).

The amendment was adopted by the shareholders and approved by the Board of Directors.  The number of votes cast for the amendment was sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date:

April 8, 2014

NEW FOUND SHRIMP, INC.

/s/:  David R. Cupp

David R. Cupp,

Chief Executive Officer,

Chairman of the Board of Directors